FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549                   --------------------------
       INITIAL STATEMENT OF                           OMB APPROVAL
  BENEFICIAL OWNERSHIP OF SECURITIES            --------------------------

                                                  OMB NUMBER:  3235-0104
                                                  EXPIRES:
                                                  SEPTEMBER 30, 1998
  Filed pursuant to Section 16(a) of the          ESTIMATED AVERAGE
    Securities Exchange Act of 1934,              BURDEN HOURS
   Section 17(a) of the Public Utility            PER RESPONSE 0.5
     Holding Company Act of 1935                --------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1.    Name and Address of Reporting Person

      ORR                     ROBERT                         S.
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      (Last)                  (First)                  (Middle)
      c/o Jones Lang LaSalle Incorporated
      200 East Randolph Drive
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                  (Street)

      Chicago                 Illinois                 60601
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      (City)                  (State)                  (Zip)

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2.    Date of Event Requiring Statement (Month/Day/Year)

      03/11/1999
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3.    IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.    Issuer Name and Ticker or Trading Symbol

      Jones Lang LaSalle Incorporated (JLL)
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5.    RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
( )   DIRECTOR
( )   10% OWNER
(X)   OFFICER (GIVE TITLE BELOW)
      CHIEF EXECUTIVE OFFICER OF EUROPE
( )   OTHER (SPECIFY TITLE BELOW)
___________________________
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6.    IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7.    INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
(X)   FORM FILED BY ONE REPORTING PERSON
( )   FORM FILED BY MORE THAN ONE REPORTING PERSON



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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY   2. AMOUNT OF     3. OWNERSHIP       4. NATURE
   (INSTR. 4)             SECURITIES       FORM DIRECT        INDIRECT
                          BENEFICIALLY     DIRECT (D)         BENEFICIAL
                          OWNED            OR INDIRECT        OWNERSHIP
                          (INSTR. 4)       (I) (INSTR. 5)     (INSTR.5)
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Common Shares of
Beneficial Interest       136,784          D

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 4)

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2.  Date Exercisable and Expiration Date (Month/Day/Year)

___________________________                _________________________
   Date Exercisable                             Expiration Date
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)

_________________________________________        ___________________________
            Title                                Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security

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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)

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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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


EXPLANATION OF RESPONSES:





/s/ ROBERT S. ORR                                      MARCH 18, 1999
____________________________________________           ___________________
**SIGNATURE OF REPORTING PERSON                               Date


___________________________________________
** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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